Exhibit 99.1 - News Release – Fourth fiscal quarter ended September 30, 2018.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises continues strong digital transformation; reports fiscal year 2018 results

DAVENPORT, Iowa (December 14, 2018) — Lee Enterprises, Incorporated (NYSE: LEE), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 49 markets, today reported earnings(1) of $4.4 million for its fourth fiscal quarter ended September 30, 2018, or 7 cents per diluted common share. For the same quarter a year ago, earnings totaled $3.5 million, or 6 cents per diluted common share. For the fiscal year, earnings totaled $47.0 million, or 82 cents per diluted common share, compared to $28.6 million, or 50 cents per diluted common share, in the prior year, an increase of $18.4 million in the fiscal year.

"We are pleased with the fourth quarter operating results" said Kevin Mowbray, President and Chief Executive Officer. "Revenue was almost flat in the fourth quarter, driven by strong performance from local advertisers, significant revenue growth from TownNews, revenue from the BH Media Group management agreement, as well as an extra week of operations in 2018," Mowbray added.

"Total digital revenue, which includes digital advertising revenue and digital services revenue, increased 12.6% in the quarter and totaled $112.8 million in the fiscal year," Mowbray added. "Over the last seven years, total digital revenue on a same property basis(2) has grown at a compound annual growth rate of 8.1%, due in part to the substantial revenue growth at TownNews."

"Revenue at TownNews increased 34.5% in the quarter," said Mowbray. "On a stand-alone basis, TownNews revenue totaled $18.9 million in 2018 and over the last seven years, revenue at TownNews has grown at a compound annual growth rate of 9.7%. TownNews is growing revenue through increased market share and recent successes entering the broadcast space," Mowbray added.

"We believe we are at the top of the industry at managing the transition to digital," Mowbray added. "Our margins have remained steady for more than a decade and are currently more than double the industry average. Also, based on third party research, we believe we capture more than twice the industry average in digital market share," said Mowbray.

"We are optimistic about the future of our local media operations," Mowbray added. "We believe we can grow our business by providing high quality, trusted, local content to consumers, remaining focused on local controllable retail accounts and expanding our digital services capabilities at TownNews."

Mowbray also noted the following financial highlights for the quarter and fiscal year:

•	Digital advertising revenue increased 8.5% for the quarter and represented 34.3% of total advertising revenue. For the fiscal year, digital advertising increased 2.9% on a same property basis.

•
Digital retail advertising on a same property basis, which represented 61.5% of total digital advertising in the September quarter, grew 5.2%, driven by an increase in advertising from local retailers.

•	Monthly visits to Lee mobile, tablet, desktop and app sites averaged 79.8 million, an increase of 12.4% over the prior year quarter, which fuels digital advertising revenue.

•
Subscription revenue increased 4.1% in the quarter through our premium content offerings and the extra week of operations. For the fiscal year, subscription revenue on a same property basis, decreased 1.7%. Over the last three years, subscription revenue has grown 0.3%.

•	On a same property basis, total revenue decreased 5.9% for the quarter.

"Cash costs(3) on a same property basis were down 4.9% in the fourth quarter and were down 6.1% in the fiscal year," said Vice President and Chief Financial Officer, Tim Millage. "We achieved our cash cost guidance, despite headwinds from newsprint price increases.

"Adjusted EBITDA(3) was $35.9 million in the fourth quarter, down 2.4% compared to the fourth quarter of 2017. For the fiscal year, Adjusted EBITDA totaled $134.8 million, a 6.8% decrease from fiscal year 2017." Millage said.

"The Company continues to aggressively reduce debt," Millage added. "Debt reduction in the September quarter was $15.0 million, totaled $63.5 million in fiscal year 2018 and totaled more than $240 million over the last three years. As of September 30, 2018, the principal amount of debt was $484.9 million with leverage, net of cash being reduced to 3.56 times Adjusted EBITDA," he added.

"After the end of the fiscal year, we repaid the remaining balance of the 1st Lien Term Loan, almost five months ahead of its maturity. The repayment of the 1st Lien Term Loan is a testament to our strong operating performance, substantial cash flows as well as our commitment to using substantially all of our available cash flows to repaying debt," Millage added.

FOURTH QUARTER OPERATING RESULTS

Operating revenue for the 14 weeks ended September 30, 2018 totaled $139.7 million, a decrease of 0.3% compared with a year ago. On a same property basis, total operating revenue for the 13 weeks ended September 30, 2018 decreased 5.9%.

Advertising and marketing services revenue decreased 7.4% to $73.7 million. The declines in advertising and marketing services revenue are due to continued softness in print advertising demand. Partially offsetting print declines, digital advertising and marketing services revenue increased 8.5% to $25.3 million and represented 34.3% of total advertising revenue. On a same property basis, digital advertising and marketing services revenue increased 3.2% with digital retail up 5.2% in the quarter. Digital retail advertising revenue represented 61.5% of digital advertising revenue in the quarter.

Subscription revenue increased 4.1% in the current year quarter and decreased 2.1% on a same property basis. Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.7 million in the current quarter. Sunday circulation totaled 1.0 million. Price increases and additional revenue from premium content partially offset revenue lost from lower print circulation volumes.

Other revenue, which consists of digital services, commercial printing and revenue from delivery of third party products, increased 32.8% in the current year quarter. The increase was partially due to 34.5% revenue growth at TownNews.

Total digital revenue, including digital advertising and digital services, was $30.3 million for the quarter, up 12.6% compared with a year ago and up 7.7% on a same property basis. Mobile, tablet, desktop and app sites, including TNI and MNI(4), attracted monthly average visits of 79.8 million for the current quarter, an increase of 12.4% over the prior year.

Operating expenses for the 14 weeks ended September 30, 2018 increased 2.9%. Cash costs, excluding restructuring costs and other, increased 0.7% compared to the prior year quarter and decreased 4.9% on a same property basis. Compensation decreased 9.9% on a same property basis, primarily as a result of a reduction in staffing levels. Newsprint and ink expense increased 15.1% on a same property basis due to higher prices partially offset by lower volumes from unit declines and using lower basis weight newsprint. Other operating expenses decreased 2.2% on a same property basis, primarily driven by lower delivery and other print-related costs and offset in part by higher costs associated with growing digital revenue and increases in other cash costs from outsourcing.

Restructuring costs and other(5) totaled $1.4 million and $1.2 million in the 2018 quarter and 2017 quarter, respectively.

Including equity in earnings of associated companies, depreciation and amortization, assets loss (gain) on sales, impairments and other, and restructuring costs and other, operating income totaled $19.8 million in the current year quarter, compared with $21.7 million a year ago.

In the 14 weeks ended September 30, 2018, interest expense decreased 4.8%, or $0.7 million, due to lower debt balances. The Company recognized non-operating expense of $0.8 million in the current year quarter compared to $0.2 million in the same quarter of the prior year due to a change in fair value of stock warrants. The Company recognized $1.3 million of debt refinancing and administrative costs in the current quarter and $1.4 million in the same quarter of the prior year. The vast majority of the debt refinancing and administrative costs represent amortization of refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $4.1 million, compared with income of $3.2 million a year ago. Adjusted EBITDA for the quarter was $35.9 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER(3)

The following table summarizes the impact from warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			Quarter Ended
	September 30 2018		September 24 2017
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	4,066	0.07	3,185	0.06
Adjustments:
Warrants fair value adjustment	756	0.01	237	—
Income attributable to Lee Enterprises, Incorporated, as adjusted	4,822	0.09	3,422	0.06

FISCAL YEAR OPERATING RESULTS(5)

Operating revenue for 53 weeks ended September 30, 2018 totaled $544.0 million, a decrease of 4.1% compared with the 52 weeks ended September 24, 2017. On a same property basis, total operating revenue for the 52 weeks ended September 30, 2018 decreased 7.0%.

Advertising and marketing services revenue decreased 8.4% to $303.4 million due to continued softness in print advertising demand primarily from big box retailers and classifieds. Digital advertising and marketing services revenue increased 4.7% to $96.5 million. Digital advertising represented 31.8% of total advertising.

Subscription revenue increased 1.7% in 2018 compared to 2017.

Total digital revenue was $112.8 million in 2018, up 6.3% compared to 2017, due to revenue growth at TownNews. On a standalone basis, revenue at TownNews totaled $18.9 million in 2018.

Operating expenses for 2018 decreased 3.6%. Cash costs, excluding restructuring costs and other, decreased 3.1% compared to the prior year and decreased 6.1% on a same property basis. Compensation decreased 9.4% on a same property basis, primarily as a result of a decrease in the average number of full-time equivalent employees of 12.0%. Newsprint and ink expense decreased 1.8% on a same property basis, due to a reduction in newsprint volume partially offset by higher prices. Other operating expenses decreased 3.3%, on a same property basis.

Including equity in earnings of associated companies, depreciation and amortization, assets loss (gain) on sales, impairments and other, as well as restructuring costs and other in both years, operating income was $88.5 million in 2018, compared with $92.5 million a year ago.

In the 53 weeks ended September 30, 2018, interest expense decreased 8.2%, or $4.7 million, due to lower debt balances, and we recognized non-operating expense of $0.2 million in 2018 compared to $10.2 million of non-operating income for the change in fair value of stock warrants in the prior year. The fair value of the warrants fluctuates with the market value of our common stock. In the current fiscal year, $5.3 million of debt financing and administrative costs were expensed compared to $4.8 million in the same period a year ago. Debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $45.8 million, compared to income of $27.5 million a year ago.

Adjusted EBITDA for the 53 weeks ended September 30, 2018 was $134.8 million, compared to $144.6 million for the 52 weeks ended September 24, 2017.

ADJUSTED EARNINGS AND EPS FOR THE FISCAL YEAR

On December 22, 2017, comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”) was signed into law. Among other provisions, the 2017 Tax Act reduces the federal statutory corporate income tax rate from 35% to 21% in December 2017. The reduction of the corporate tax rate will cause us to adjust our deferred tax assets and liabilities to the lower federal base rate of 21%. The transitional impact from revaluing our deferred tax assets and liabilities resulted in an income tax benefit of $24,872,000 in the 53 weeks ended September 30, 2018.

The following table summarizes the estimated impact from the 2017 Tax Act as well as the warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share.

			Year Ended
	September 30 2018		September 24 2017
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	45,766	0.82	27,481	0.50
Adjustments:
Warrants fair value adjustment	226	—	(10,181)	(0.19)
Adjusted income before income tax impacts	45,992	0.82	17,300	0.31
Income tax effect of 2017 Tax Act	(24,872)	(0.44)	—
Income tax effects, total	(24,872)	(0.44)	—
Income attributable to Lee Enterprises, Incorporated, as adjusted	21,120	0.38	17,300	0.31

DEBT AND FREE CASH FLOW

Debt was reduced $15.0 million in the quarter and $63.5 million during fiscal year 2018. As of September 30, 2018, the principal amount of debt was $484.9 million. The principal amount of our debt, net of cash, is 3.56 times our adjusted EBITDA for the past 12 months ended September 30, 2018. Interest expense decreased $0.7 million, or 4.8%, in the quarter and $4.7 million, or 8.2%, in the past twelve months.

At September 30, 2018, including $5.4 million in cash and availability under our revolving facility(4), liquidity totaled $39.6 million compared to $7.0 million of required debt principal payments over the next twelve months. Our revolving facility expires December 28, 2018.

In November, shortly after our fiscal year end, the remaining balance of our 1st Lien Term Loan was repaid, in full, almost five months ahead of its maturity.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 866-519-2796 and entering a conference passcode of 748638 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 49 markets in 20 states. Year to date, Lee's newspapers have average circulation of 0.7 million daily and 1.1 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	Our ability to manage declining print revenue;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Changes in technology that impact our ability to deliver digital advertising;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended			Year Ended
(Thousands of Dollars, Except Per Share Data)	Sept 30 2018	Sept 24 2017	Percent Change	Sept 30 2018	Sept 24 2017	Percent Change

Advertising and marketing services	73,695	79,544	(7.4)	303,446	331,360	(8.4)
Subscription	52,703	50,616	4.1	195,108	191,922	1.7
Other	13,348	10,052	32.8	45,401	43,661	4.0
Total operating revenue	139,746	140,212	(0.3)	543,955	566,943	(4.1)
Operating expenses:
Compensation	48,906	50,645	(3.4)	196,334	209,692	(6.4)
Newsprint and ink	7,028	5,688	23.6	24,949	24,904	0.2
Other operating expenses	50,824	49,647	2.4	199,653	199,754	(0.1)
Cash costs	106,758	105,980	0.7	420,936	434,350	(3.1)
Total operating revenue less cash costs	32,988	34,232	(3.6)	123,019	132,593	(7.2)
Depreciation and amortization	7,794	10,288	(24.2)	31,766	41,282	(23.1)
Assets loss (gain) on sales, impairments and other	7,626	2,628	NM	6,429	(1,150)	NM
Restructuring costs and other	1,400	1,150	21.7	5,550	7,523	(26.2)
Operating expenses	123,578	120,046	2.9	464,681	482,005	(3.6)
Equity in earnings of associated companies	3,679	1,575	NM	9,249	7,609	21.6
Operating income	19,847	21,741	(8.7)	88,523	92,547	(4.3)
Non-operating income (expense):
Interest expense	(13,004)	(13,654)	(4.8)	(52,842)	(57,573)	(8.2)
Debt financing and administrative costs	(1,251)	(1,354)	(7.6)	(5,311)	(4,818)	10.2
Other, net	(593)	(874)	(32.2)	450	10,060	(95.5)
Non-operating expenses, net	(14,848)	(15,882)	(6.5)	(57,703)	(52,331)	10.3
Income before income taxes	4,999	5,859	(14.7)	30,820	40,216	(23.4)
Income tax expense (benefit)	561	2,358	(76.2)	(16,228)	11,611	NM
Net income	4,438	3,501	26.8	47,048	28,605	64.5
Net income attributable to non-controlling interests	(372)	(316)	17.7	(1,282)	(1,124)	14.1
Income attributable to Lee Enterprises, Incorporated	4,066	3,185	27.7	45,766	27,481	66.5

Earnings per common share:
Basic	0.07	0.06	33.3	0.84	0.51	64.7
Diluted	0.07	0.06	16.7	0.82	0.50	64.0

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	Quarter Ended		Year Ended
(Thousands of Dollars)	Sept 30 2018	Sept 24 2017	Sept 30 2018	Sept 24 2017

Net Income	4,438	3,501	47,048	28,605
Adjusted to exclude
Income tax expense (benefit)	561	2,358	(16,228)	11,611
Non-operating expenses (income), net	14,848	15,882	57,703	52,331
Equity in earnings of TNI and MNI	(3,679)	(1,575)	(9,249)	(7,609)
Assets loss (gain) on sales, impairments and other	7,626	2,628	6,429	(1,150)
Depreciation and amortization	7,794	10,288	31,766	41,282
Restructuring costs and other	1,400	1,150	5,550	7,523
Stock compensation	417	524	1,857	2,088
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,449	1,985	9,883	9,927
Adjusted EBITDA	35,854	36,741	134,759	144,608

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	September 30 2018	September 24 2017
Cash	5,380	10,621
Debt (Principal Amount):
1st Lien Term Loan	6,303	45,145
Notes	385,000	385,000
2nd Lien Term Loan	93,556	118,240
	484,859	548,385

SELECTED STATISTICAL INFORMATION

	Quarter Ended		Year Ended
	Sept 30 2018	Sept 24 2017	Sept 30 2018	Sept 24 2017

Capital expenditures (Thousands of Dollars)	1,744	850	6,025	4,078
Average common shares - basic (Thousands of Shares)	55,005	54,226	54,702	53,990
Average common shares - diluted (Thousands of Shares)	56,599	55,575	55,948	55,392
Shares outstanding at end of period (Thousands of Shares)			57,141	56,712

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)
To facilitate a comparison of our results without the impact of acquisitions, dispositions and the 53rd week of revenues and expenses, certain revenue and expense trends, as described below, are presented on a same property basis and are calculated as follows:

Reported revenues or expenses
Less: revenues or expenses for our 2017 acquisitions
Less: revenues or expenses from enterprises that were disposed of in 2018 and 2016
Less: 53rd week revenue or expenses in 2018

(3)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation and the impact of the 2017 Tax Act.

•
Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.

(4)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility (Revolving Facility) under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(5)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.